EXHIBIT 10.39

Robert J. Ingato

Executive Vice President,

General Counsel and Secretary

October 23, 2015

Ellen R. Alemany

11 Reimer Road

Scarsdale, NY 10583

Dear Ellen:

We are pleased to offer you full-time employment with CIT Group Inc. (“CIT”). Subject to the terms and conditions below, this offer letter will be effective on the first day of your employment which is anticipated to be November 1, 2015 (the “Effective Date”).

Positions and Reporting. As of the Effective Date, you will serve as Vice Chairman of CIT, initially responsible for working with the current Chairman and Chief Executive Officer of CIT on the transition of his responsibilities to you. Effective April 1, 2016, your title will change to Chief Executive Officer of CIT and you will also begin to serve as Chairman of the Board of Directors of CIT Bank, N.A. (“CIT Bank”). In each of the foregoing positions, you will report only and directly to the Boards of Directors of CIT (the “Board”) and CIT Bank, respectively.

Total Target Compensation. Your initial annualized base salary rate will be eight hundred thousand dollars ($800,000). In addition, for performance year 2015, you will have a target short-term incentive (“STI”) of two hundred thousand dollars ($200,000) payable in cash. The actual payout of the STI for performance year 2015 will be based on your performance against integration-related objectives. For performance year 2016, you will have a total target compensation equal in value to six million five hundred thousand dollars ($6,500,000), consisting of your annualized base salary of eight hundred thousand dollars ($800,000), a STI of one million two hundred thousand dollars ($1,200,000) payable in cash, and a target long-term incentive (“LTI”) of four million five hundred thousand dollars ($4,500,000) (the “2016 Total Target Compensation”) payable in a form and manner approved by the Board and currently anticipated to be equity-based. The actual payout of the STI and LTI for performance years 2016 and thereafter will be based on, among other things, your performance relative to objectives established by the Board and CIT’s results, and shall be in such amounts as are approved by the Board. For performance years 2017 and beyond, you will have a total target compensation no less than ninety percent (90%) of the 2016 Total Target Compensation, which will be allocated among cash and equity-based awards in the form and manner determined by the Board, provided that your annualized base salary will not be less than eight hundred thousand dollars ($800,000) (the “Total Target Compensation”).

The grant, payment and/or settlement of the incentive awards described above are subject to the terms and conditions of the applicable Award Agreements and the related policies and plans under which such awards are granted as well as any applicable laws and regulations, and are contingent upon you being employed by CIT in good standing on the respective payment date and vesting date, as applicable. If your employment with CIT terminates at any time, for any reason, the compensation and benefits outlined in this offer letter will cease to be in effect as of your last day of employment, except (i) as expressly provided below in this offer letter concerning severance; (ii) as expressly provided under any equity-based award agreements; or (iii) with respect to any payments or benefits that were vested on your last day of employment pursuant to the terms of the CIT employee benefit plans in which you participated.

CIT Group Inc.	tel: 973-740-5664
1 CIT Drive	robert.ingato@cit.com
Livingston, New Jersey 07039

Ellen R. Alemany

RSU Award. CIT will grant you a one-time equity-based award with an initial grant value equal to two million seven hundred thousand dollars ($2,700,000) in the form of Restricted Stock Units (“RSUs”), subject to the terms and conditions of an Award Agreement (in the form attached hereto as Exhibit A) and the related policies and plans under which such awards are granted as well as any applicable laws and regulations. The RSUs will be granted as of the close of business on the day following the public release of CIT’s 3rd Quarter 2015 earnings (the “Grant Date”). The number of RSUs to be awarded will be determined based on the closing price of CIT’s common stock that is trading on the New York Stock Exchange on the Grant Date. The RSUs will vest on a pro rata basis on each of March 8, 2016, March 8, 2017 and March 8, 2018. The RSUs are not included in the calculation of retirement, severance, or other benefits.

Employee Benefits. Upon commencement of your employment, you will be eligible for health and welfare benefits as well as paid vacation, holidays and personal days in accordance with applicable CIT plans and policies, which may be amended from time to time. CIT also will provide you with a car and driver to facilitate your travel beginning on April 1, 2016.

Severance. If you incur an Eligible Termination of Employment (as defined in Appendix A hereto), CIT will pay you an amount equal to (i) your annualized base salary plus (ii) a Severance Bonus (as calculated below) multiplied by a fraction, the numerator of which is the number of full and partial months worked during the year in which your employment is terminated and the denominator of which is 12; provided, however, if your termination date is on or after January 1 of a year, but prior to the time that the STI, if any, for the year preceding such termination date is paid, the numerator with respect to the STI shall be increased by the number of months you were employed in the year preceding your termination date. For purposes of the prior sentence, the “Severance Bonus” shall be equal to, the sum of your STI and LTI, to the extent such LTI has not yet been awarded, for the year in which your employment is terminated or, if such targets have not yet been established, the targets for the year immediately preceding your termination date (“Severance Amount”). The foregoing notwithstanding, if the amount that would be payable to you under the CIT Employee Severance Plan as in effect from time to time (the “Severance Plan”), based on participation at the Executive Management Committee level, is greater than the Severance Amount described above, you will instead be paid the amount payable under the Severance Plan but in accordance with the terms and conditions of this offer letter. Any such severance payments are contingent upon your execution and non-revocation of a confidential separation agreement and general release in the form customarily used by CIT under the Severance Plan (the “Release”), which Release must be signed by you and returned to the Company within forty-five (45) days of your date of termination and become effective in accordance with its terms. The applicable severance payment will be paid to you within thirty days after the Release becomes effective unless the 45-day period for your review and execution of the Release spans two calendar years, in which case you will be paid in the later calendar year. To the extent you are paid a severance payment in accordance with the terms of this offer letter, you will not be eligible for, and will not receive, any payments or benefits under the Severance Plan.

Employment Screening and Required Agreements. This offer of employment is contingent upon (i) you passing, to CIT’s satisfaction, all requisite pre- and post-employment background and other checks as well as a drug screen; and (ii) you executing the Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement attached hereto as Exhibit B and Arbitration Agreement attached hereto as Exhibit C.

Ellen R. Alemany

Miscellaneous.

CIT and you intend that the benefits and payments described in this offer letter will comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder to the extent subject thereto (“Section 409A”), and that this letter will be interpreted and construed consistent with that intent. You agree that CIT may delay any payment or portion thereof that may be due to you in accordance with the payment timing requirements of Section 409A.

As part of your employment with CIT, you agree to abide by all of CIT’s policies and procedures as they presently exist, and as they are amended from time to time.

Notwithstanding anything contained in this offer letter, the nature of your employment remains “at-will.” This means that either you or CIT may terminate your employment at any time, for any or no reason, and with or without cause or prior notice.

This offer letter and the appendix and agreements annexed hereto together set forth the full and complete agreement regarding the terms of your employment with CIT and supersede any and all prior oral or written communications. To the extent there is any inconsistency between this offer letter and any applicable plans, this letter will govern. This offer letter is governed by the laws of the State of New York, without giving effect to any conflicts of laws provisions.

Your signature below indicates that you understand and agree to the terms set forth in this offer letter. If you do not return signed originals of this offer letter and the aforementioned agreements to me within such five calendar day period, this offer will become void and expire.

Sincerely,

/s/ Robert J. Ingato

Robert J. Ingato

I HAVE READ AND UNDERSTAND THE FOREGOING OFFER LETTER AND AGREE TO ACCEPT EMPLOYMENT ON THESE TERMS.

/s/ Ellen R. Alemany	10/26/15
Ellen R. Alemany	Date

Ellen R. Alemany

Appendix A

The following definitions shall be incorporated by reference in the offer letter:

Eligible Termination of Employment. (a) CIT’s involuntary termination of your employment other than for Cause, or (b) a Good Reason Termination.

Good Reason Termination. Your voluntary termination of your employment for Good Reason; provided, however, that a Termination for Good Reason shall not occur unless (a) you have provided CIT with written notice specifying in detail the alleged condition of Good Reason within thirty days of the existence of such condition; (b) CIT has failed to cure such alleged condition within ninety days following its receipt of such written notice; and (c) if the Board has determined that CIT has failed to cure such alleged condition, you initiate a separation from service within five days following the end of such ninety-day cure period.

Good Reason. Without your consent, (i) a material reduction in your job duties, responsibilities, titles or positions (except a temporary reduction while you are physically or mentally incapacitated); or (ii) a ten percent (10%) or greater reduction in your Total Target Compensation (as defined in the offer letter); or (iii) your reassignment to a work location that is more than fifty miles from your immediately preceding work location and which increases the distance you have to commute to work by more than fifty miles.

Cause. For purpose of this offer letter, “Cause” means: (i) the commission of a misdemeanor involving moral turpitude or a felony; (ii) your acts or omissions that cause or may reasonably be expected to cause material injury to CIT or it affiliates, vendors, customers, or business partners or is intended to result in personal gain; (iii) your substantial and continuing neglect of your job responsibilities (including unauthorized excess absenteeism) after having been put on notice of the deficiency(ies) and given a reasonable time to cure; (iv) your failure to comply with, or violation of, CIT’s Code of Business Conduct; (v) your acts or omissions, whether or not performed in the workplace, which preclude your employment by CIT or CIT Bank by virtue of Section 19 of the Federal Deposit Insurance Act; or (vi) your violation of any federal or state securities or banking laws or regulations or the rules and regulations of any securities exchange or association of which you or CIT is a member.

EXHIBIT A

CIT Group Inc.
Long-Term Incentive Plan
Restricted Stock Unit Award Agreement

“Participant”:	<<Participant Name>>
“Date of Award”:	<<Grant Date>>
“Number of RSUs Granted”:	<<Shares Granted>>

Effective as of the Date of Award, this Award Agreement sets forth the grant of Restricted Stock Units (“RSUs”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant, pursuant to the provisions of the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Plan”). This Award Agreement memorializes the terms and conditions as approved by the Compensation Committee of the Board (the “Committee”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)	Grant of RSUs. The Company hereby grants to the Participant the Number of RSUs Granted, effective as of the Date of Award and subject to the terms and conditions of the Plan and this Award Agreement. Each RSU represents the unsecured right to receive one Share in the future following the vesting of the RSU in accordance with this Award Agreement. The Participant shall not be required to pay any additional consideration for the issuance of the Shares upon settlement of the RSUs.
(B)	Vesting and Settlement of RSUs.
(1)	Subject to (A) the Participant’s continued employment with the Company and/or its Affiliates (the “Company Group”) from the Date of Award until the applicable Vesting Date (as defined below), (B) Section (B)(2) and (C) compliance with, and subject to, the terms and conditions of this Award Agreement, one-third (33 1/3%) of the RSUs shall vest on March 8, 2016, March 8, 2017, and March 8, 2018 (each a “Vesting Date”).
(2)	Each vested RSU shall be settled through the delivery of one Share within thirty (30) days following the applicable Vesting Date (a “Settlement Date”), provided that any fractional Share shall vest and be settled on the last Vesting Date and Settlement Date, respectively, and provided further than the Settlement Date may be delayed, in the sole discretion of the Committee and in accordance with applicable law (including Section 409A (as defined below)), if the Committee is considering whether Sections (B)(2) and/or (L) apply to the Participant.
(3)	The Shares delivered to the Participant on the applicable Settlement Date (or such date determined in accordance with Section (C) or (D)) shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.
(4)	If, after the Date of Award and prior to the applicable Vesting Date, dividends with respect to Shares are declared or paid by the Company, the Participant shall be credited with, and entitled to receive, dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Share, if any, during such period multiplied by the number of unvested RSUs. Unless otherwise determined by the Committee, dividend equivalents paid in cash shall not be reinvested in Shares and shall remain uninvested. The dividend equivalents credited in respect of vested RSUs shall be paid in cash or Shares, as applicable, on the Settlement Date.
(5)	Except for Participants who are tax residents of Canada, in the sole discretion of the Committee and notwithstanding any other provision of this Award Agreement to the contrary, in lieu of the delivery of Shares, the RSUs and any dividend equivalents payable in Shares may be settled through a payment in cash equal to the Fair Market Value of the applicable number of Shares, determined on the applicable Vesting Date or, in the case of settlement in accordance with Section (C)(1) or (D), the date of the Participant’s “Separation from Service” (within the meaning of the Committee’s established methodology for determining “Separation from Service” for purposes of Section 409A) or the date of Disability, as applicable. Settlement under this Section (B)(6) shall be made at the time specified under Sections (B)(3), (B)(5), (C)(1), (C)(2), (C)(3) or (D), as applicable.
(C)	Separation from Service.
(1)	If, after the Date of Award and prior to an applicable Settlement Date, the Participant incurs a Disability (as defined below) or a Separation from Service from the Company Group due to death, each RSU, to the extent unvested, shall vest immediately and shall settle through the delivery of one Share within thirty (30) days following the Participant’s Disability or Separation from Service due to death. The Participant (or the Participant’s beneficiary or legal representative, if applicable) shall also be entitled to receive all credited and unpaid dividend equivalents at the time the RSUs are settled in accordance with this Section (C)(1). “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date the Participant suffers from such Disability; provided, however, for a Participant that is a US taxpayer at any time during the period the

RSUs vest and become settled hereunder and to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section (C)(1).

(2)	If, after the Date of Award and prior to an applicable Settlement Date, the Participant incurs a Separation from Service due to the Participant’s Retirement (as defined below) or initiated by the Company without Cause (as defined below and including, for the avoidance of doubt, in connection with a sale of a business unit), and, subject to the terms and conditions of the Plan and this Award Agreement, including Section (L) below, the RSUs (and any credited and unpaid dividend equivalents), to the extent unvested as of such Separation from Service, shall continue to vest and be settled on the applicable Vesting Date and Settlement Date in accordance with Sections (B)(1), (B)(2) and (B)(3) above, unless such continued vesting and settlement of RSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation. “Retirement” is defined as the Participant’s election to retire upon or after (A) attaining age 55 with at least 11 years of service with the Company Group, or (B) attaining age 65 with at least 5 years of service with the Company Group, in each case as determined in accordance with the Company Group’s policies and procedures. “Cause” means any of the following: (i) the commission of a misdemeanor involving moral turpitude or a felony; (ii) the Participant’s act or omission that causes or may reasonably be expected to cause material injury to the Company Group, its vendors, customers, business partners or affiliates or that results or is intended to result in personal gain at the expense of the Company Group, its vendors, customers, business partners or affiliates; (iii) the Participant’s substantial and continuing neglect of his or her job responsibilities for the Company Group (including excessive unauthorized absenteeism); (iv) the Participant’s failure to comply with, or violation of, the Company Group’s Code of Business Conduct; (v) the Participant’s act or omission, whether or not performed in the workplace, that precludes the Participant’s employment with any member of the Company Group by virtue of Section 19 of the Federal Deposit Insurance Act; and (vi) the Participant’s violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which the Participant or member of the Company Group is a member.
(3)	If, after April 1, 2016 and prior to an applicable Settlement Date, the Participant incurs a Separation from Service due to the Participant’s Good Reason Termination (as defined below), and, subject to the terms and conditions of the Plan and this Award Agreement, including Section (L) below, the RSUs (and any credited and unpaid dividend equivalents), to the extent unvested as of such Separation from Service, shall continue to vest and be settled on the applicable Vesting Date and Settlement Date in accordance with Sections (B)(1), (B)(2) and (B)(3) above, unless such continued vesting and settlement of RSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation. “Good Reason Termination” is defined as the Participant’s voluntary termination of his or her employment with the Company for Good Reason; provided, however, that a Good Reason Termination shall not occur unless (a) the Participant has provided the Company with written notice specifying in detail the alleged condition of Good Reason within thirty days of the existence of such condition; (b) the Company has failed to cure such alleged condition within ninety days following the Company’s receipt of such written notice; and (c) if the Committee has determined that the Company has failed to cure such alleged condition, the Participant initiates a separation from service within five days following the end of such ninety-day cure period. “Good Reason” is defined as, without the Participant’s consent, (i) a material reduction in the Participant’s job duties, responsibilities, title or position (except a temporary reduction while the Participant is physically or mentally incapacitated); or (ii) a ten percent (10%) or greater reduction in the Participant’s 2016 Total Target Compensation or Total Target Compensation (as such terms are defined in the Participant’s executed offer letter with the Company); or (iii) the Participant’s reassignment to a work location that is more than fifty miles from the Participant’s immediately preceding work location and which increases the distance the Participant has to commute to work by more than fifty miles.
(4)	If, prior to an applicable Vesting Date, the Participant’s employment with the Company Group terminates for any reason other than as set forth in Section (C)(1), (C)(2), (C)(3) or (D), the unvested RSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the RSUs including, without limitation, dividend equivalents pursuant to Section (B)(5).
(D)	Change of Control.
(1)	Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if, prior to an applicable Settlement Date, a Change of Control occurs and within two years of such Change of Control the Participant incurs a Separation from Service (i) due to the Participant’s Retirement, (ii) initiated by the Company without Cause or (iii) due to the Participant’s “Good Reason Termination” (as defined above), the RSUs (and any credited and unpaid dividend equivalents), to the extent unvested, shall vest upon such Separation from Service and be settled within thirty (30) days following such Separation from Service, unless such accelerated vesting and settlement of RSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation.
(E)	Transferability. The RSUs are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 12 of the Plan.

(F)	Incorporation of Plan. The Plan includes terms and conditions governing all Awards granted thereunder and is incorporated into this Award Agreement by reference unless specifically stated herein. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time and as supplemented by this Award Agreement, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

(G)	No Entitlements.
(1)	Neither the Plan nor the Award Agreement confer on the Participant any right or entitlement to receive compensation, including, without limitation, any base salary or incentive compensation, in any specific amount for any future fiscal year (including, without limitation, any grants of future Awards under the Plan), nor impact in any way the Company Group’s determination of the amount, if any, of the Participant’s base salary or incentive compensation. This Award of RSUs made under this Award Agreement is completely independent of any other Awards or grants and is made at the sole discretion of the Company. The RSUs do not constitute salary, wages, regular compensation, recurrent compensation, pensionable compensation or contractual compensation for the year of grant or any prior or later years and shall not be included in, nor have any effect on or be deemed earned in any respect, in connection with the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group. The benefits provided pursuant to the RSUs are in no way secured, guaranteed or warranted by the Company Group.
(2)	The RSUs are awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group. The Plan or the Award Agreement does not constitute an employment agreement. Nothing in the Plan or the Award Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.
(3)	Subject to any applicable employment agreement, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed. None of the Plan or the Award Agreement, the grant of RSUs, nor any action taken or omitted to be taken under the Plan or the Award Agreement shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time. Moreover, the Separation from Service provisions set forth in Section (C) or (D), as applicable, only apply to the treatment of the RSUs in the specified circumstances and shall not otherwise affect the Participant’s employment relationship. By accepting this Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever to the extent such rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, any unvested RSUs that are cancelled or forfeited as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, this Award Agreement or the provisions of any statute or law to taxation. This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.
(H)	No Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to Shares covered by this Award Agreement (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares on an applicable Settlement Date or as provided in Section (C) or (D), if applicable.
(I)	Securities Representation. The grant of the RSUs and issuance of Shares upon vesting of the RSUs shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Award Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(1)	He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), and in this connection the Company is relying in part on his or her representations set forth in this section (I)(1); and
(2)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(3)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
(J)	Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified mail, postage and fees prepaid, or internationally recognized express mail service, as follows:

If to the Company, to:

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
Attention: Senior Vice President, Compensation and Benefits

If to the Participant, to the address on file with the Company Group.

(K)	Transfer of Personal Data. In order to facilitate the administration of this Award, it will be necessary for the Company Group to collect, hold, and process certain personal information about the Participant. As a condition of accepting this Award, the Participant authorizes, agrees and unambiguously consents to the Company Group collecting, using, disclosing, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) for the primary purpose of the Participant’s participation in, and the general administration of, the Plan and to the transmission by the Company Group of any personal data information related to the RSUs awarded under this Award Agreement, as required in connection with the Participant’s participation in the Plan (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization and consent is freely given by the Participant. The Participant acknowledges that he/she has been informed that upon request, the Company will provide the name or title and contact information for an officer or employee of the Company Group who is able to answer questions about the collection, use and disclosure of personal data information.
(1)	The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of this Award and will take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current.

(2)	Where the transfer is to a destination outside the country to which the Participant is employed, or outside the European Economic Area for Participants employed by the Company Group in the United Kingdom or Ireland, the Company shall take reasonable steps to ensure that the Participant’s personal data continues to be adequately protected and securely held. By accepting this Award, the Participant acknowledges that personal information about the Participant may be transferred to a country that does not offer the same level of data protection as the country in which the Participant is employed.

(L)	Cancellation; Recoupment; Related Matters.
(1)	In the event of a material restatement of the Company’s financial statements, the Committee (or its designee) shall review those facts and circumstances underlying the restatement that the Committee (or its designee) determines in its sole discretion as relevant (which may include, without limitation, the Participant’s status and responsibility within the organization, any potential wrongdoing by the Participant and whether the restatement was the result of negligence, intentional or gross misconduct or other conduct, including any acts or failures to act, detrimental to the Company insofar as it caused material financial or reputational harm to the Company or its business activities), and the Committee (or its designee), in its sole discretion, may direct the Company (i) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs and / or (ii) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.
(2)	In the event that the Committee (or its designee), in its sole discretion, determines that this grant of RSUs was based, in whole or in part, on materially inaccurate financial or performance metrics for any period preceding the granting of this Award, whether or not a financial restatement is required and whether or not the Participant was responsible for the inaccuracy, then the Committee (or its designee), in its sole discretion, may direct the Company (i) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs, and / or (ii) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.
(3)	In the event the Committee (or its designee), in its sole discretion, determines at any time that the Participant has engaged in “Detrimental Conduct” (as defined below), or violated any of the Company Policies (as defined below), during the Participant’s employment, including if such determination is made following the Participant’s termination of employment, then the Committee (or its designee), in its sole discretion, may direct the Company (i) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs and / or (ii) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination. “Detrimental Conduct” shall mean: (i) any conduct that would constitute “cause” under the Participant’s employment agreement or similar agreement with the Company or its Affiliates, if any, or if the Participant’s employment has terminated and the Committee discovers thereafter that the Participant’s employment could have or should have been terminated for Cause; or (ii) fraud, gross negligence, or other wrongdoing or malfeasance. “Company Policies” shall mean the Company policies and procedures in effect from time to time, including, without limitation, policies and procedures with respect to the Company’s “Regulatory Credit Classifications” (as defined in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 1, 2013 (the “Form 10-K”)), and as amended from time to time, and any credit risk policies and procedures in effect from time to time.

(4)	Notwithstanding anything contained in the Plan or this Award Agreement to the contrary, to the extent that the Company is required by law to include any additional recoupment, recovery or forfeiture provisions to outstanding Awards, then such additional provisions shall also apply to this Award Agreement as if they had been included as of the Date of Award and in the manner determined by the Committee in its sole discretion.
(5)	The remedies provided for in this Award Agreement shall be cumulative and not exclusive, and the Participant agrees and acknowledges that the enforcement by the Company of its rights hereunder shall not in any manner impair, restrict or limit the right of the Company to seek injunctive and other equitable or legal relief under applicable law or the terms of any other agreement between the Company and the Participant.
(M)	Miscellaneous.
(1)	It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.
(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Award Agreement at any time; provided, however, that, except as provided herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.
(3)	This Award Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted in a manner intended to be in compliance therewith. In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A. If any provision of the Plan or the Award Agreement would, in the sole discretion of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of additional taxes or a penalty tax under Section 409A, the Committee may modify the terms of the Plan or the Award Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee, in its sole discretion, may determine to be necessary or advisable to avoid the imposition of such penalty tax. Notwithstanding anything to the contrary in the Plan or the Award Agreement, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A will be made as soon as practicable following the first business day of the seventh month following the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.
(4)	Delivery of the Shares underlying the RSUs or payment in cash (if permitted pursuant to Section (B)(6)) upon settlement is subject to the Participant satisfying all applicable federal, state, provincial, local, domestic and foreign taxes and other statutory obligations (including, without limitation, the Participant’s FICA obligation, National Insurance Contributions or Canada Pension Plan contributions, as applicable), provided, that any Participant that is subject to tax regulation in the United Kingdom or Ireland shall also be subject to the provisions of Exhibit B attached hereto, if applicable. The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. The Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.
(5)	The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award Agreement in the possession of the Participant.

(6)	This Award Agreement shall be subject to all applicable laws, rules, guidelines and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable, including but not limited to any applicable laws or the rules, codes or guidelines of any statutory or regulatory body in any jurisdiction relating to the remuneration of any Participant (in each case as may be in force from time to time). The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Award Agreement.
(7)	Nothing in the Plan or this Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the RSUs. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the RSUs.
(8)	All obligations of the Company under the Plan and this Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(9)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
(10)	This Award Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
(11)	The Participant agrees that the Company may, to the extent permitted by applicable law and as provided for in Section 17(g) of the Plan, retain for itself securities or funds otherwise payable to the Participant pursuant to this Award Agreement, or any other Award Agreement under the Plan, to satisfy any obligation or debt that the Participant owes the Company or its affiliates under any Award Agreement, the Plan or otherwise; provided that the Company may not retain such funds or securities and set off such obligations or liabilities until such time as they would otherwise be distributable to the Participant, and to the extent that Section 409A is applicable, such offset shall not exceed the maximum offset then permitted under Section 409A.
(12)	The Participant acknowledges that if he or she moves to another country during the term of this Award Agreement, additional terms and conditions may apply and as provided for in Section 17(f) of the Plan and the Company reserves the right to impose other requirements to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award Agreement. The Participant agrees to sign any additional agreements or undertaking that may be necessary to accomplish the foregoing.
(13)	The Participant acknowledges that he or she has reviewed the Company Policies, understands the Company Policies and agrees to be subject to the Company Policies that are applicable to the Participant, including, without limitation, the Regulatory Credit Classifications and any credit risk policies in effect from time to time.
(14)	The Participant acknowledges that the Company is subject to certain regulatory restrictions that may, under certain circumstances, prohibit the accelerated vesting and distribution of any unvested RSUs as a result of, or following, a Participant’s Separation from Service.
(15)	The Participant acknowledges that his or her participation in the Plan as a result of this Award Agreement is further good and valuable consideration for the Participant’s obligations under any non-competition, non-solicitation, confidentiality or similar agreement between the Participant and the Company.
(16)	Neither this Award Agreement or the Shares that may be awarded hereunder represent any right to the payment of earned wages, and the rights of the Participant with respect to any Shares remains fully contingent and subject to the vesting and other terms and conditions of this Award Agreement.
(17)	Any cash payment made pursuant to Section (B)(5) or (B)(6) of this Award Agreement shall be calculated, where necessary, by reference to the prevailing U.S. dollar exchange rate on the proposed payment date (as determined by the Committee in its sole discretion).
(N)	Acceptance of Award. By accepting this Award of RSUs, the Participant is agreeing to all of the terms contained in this Award Agreement, including the non-competition and non-solicitation provision attached hereto as Exhibit A and tax provisions attached hereto as Exhibit B (if applicable). The Participant may accept this Award by indicating acceptance by e-mail or such other electronic means as the Company may designate in writing or by signing this Award Agreement if the Company does not require acceptance by email or such other electronic means. If the Participant desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Attention: Senior Vice President, Compensation and Benefits, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after the Date of Award. If the Participant declines the Award, it will be cancelled as of the Date of Award.

IN WITNESS WHEREOF, this Award Agreement (including any exhibits attached hereto) has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

Accepted and Agreed:

<<Electronic Signature>>
<<Acceptance Date>>

EXHIBIT A

Non-Competition and Non-Solicitation Provisions

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

1.             Non-Competition following Retirement. Following Participant’s Retirement through each Settlement Date, Participant shall not, without the Company Group’s prior written consent, engage directly or indirectly in any Competing Business whether as an employer, officer, director, owner, stockholder, employee, partner, member, joint venturer or consultant. The Committee (or its designee) may, in its sole discretion, require Participant to submit on or prior to each Vesting Date an affidavit certifying that Participant has not breached this non-competition restriction, and may condition vesting and settlement of all unvested RSUs on the timely receipt of such affidavit. The geographic reach of this non-competition restriction shall be the territory which is co-extensive with the Company Group’s business and the Participant’s responsibilities in the last twenty-four (24) months of employment. Nothing in this non-competition restriction prevents Participant from owning not more than 2% of the equity of a publicly traded entity. For the avoidance of doubt, this non-competition restriction shall not apply to a termination of employment for any reason other than Participant’s Retirement.

2.             Non-Solicitation of Customers and Clients. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit for any Competing Business any client of the Company Group or any specifically identified prospective client of the Company Group, or (ii) cause a client or any specifically identified prospective client of the Company Group to terminate or diminish its business with the Company Group. These restrictions shall apply only to clients of the Company Group or specifically identified prospective clients of the Company Group which the Participant solicited, with which the Participant maintained a business relationship for the Company Group, or about which the Participant obtained Confidential Information on behalf of the Company Group, in the last twenty-four (24) months of employment with the Company Group.

3.             Non-Solicitation of Employees. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit, recruit, induce or otherwise encourage any Company Group employees to end their employment with the Company Group or to engage in any Competing Business; or (ii) hire or retain as an independent consultant/contractor, on behalf of any Competing Business, any person who was employed with the Company Group within the preceding six months.

4.             Definitions.

(a)           “Competing Business” means any person or entity that competes with the Company Group in the sale, marketing, production, distribution, research or development of Competing Products in the same markets.

(b)           “Competing Products” means any product or service in existence or under development that competes with any product or service of the Company Group about which the Participant obtained Confidential Information or for which the Participant provided advisory services or had sales, origination, marketing, production, distribution, research or development responsibilities in the last twenty-four (24) months of employment with the Company Group.

(c)            "Confidential Information" means information in print, audio, visual, digital, electronically-stored or any other form, which the Company Group has acquired and keeps confidential or that is not otherwise known publicly or to the Company Group’s competitors, which includes but is not limited to the Company Group’s trade secrets, business or marketing plans and strategies, prices and rates, financial data, personnel records, client lists and contact information, client accounts, profit margins, analyses, research and developments, know how, methodologies, designs, inventions, innovations, processes, security and proprietary technology.

EXHIBIT B

Applicable Foreign Tax Provisions

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

United Kingdom:

The Participant shall also, if requested by the Company, enter into any tax or National Insurance Contributions agreement or election the Company deems necessary, including, without limitation, any election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the acquisition of the RSUs or the Shares issued thereunder.

Ireland:

In a case where the Company or an Affiliate or any other person (the “Relevant Person”) is obliged to (or would suffer a disadvantage if they were not to) account for any tax (in any jurisdiction) by virtue of the receipt of any benefit under this Award Agreement or the Plan (whether in cash or Shares) or for any pay related social insurance contributions that are payable or assessable (which, unless the Committee determines otherwise when this Award was made, shall not include employer’s pay related social insurance contributions in Ireland) (together, the “Tax Liability”), the Participant (or his personal representatives) must either:

(1)	make a payment to the Relevant Person of an amount equal to the Tax Liability; or

(2)	enter into arrangements acceptable to the Relevant Person to secure that such a payment is made (whether by authorizing the sale of some or all of the Shares on his or her behalf and the payment to the Relevant Person of the relevant amount out of the proceeds of sale or otherwise);

and in this regard the Participant (or his or her personal representatives) shall do all such things and execute such documents as the Relevant Person may reasonably require in connection with the satisfaction of the Tax Liability.

Exhibit B

CIT NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT

This CIT Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement (“Agreement”) is entered into between ELLEN R. ALEMANY (“Employee”) and CIT GROUP INC. (“CIT Group”), including its parent entities, subsidiaries and affiliates within the CIT Group family of companies (and its or their successors and assigns) (collectively, “CIT” or the "Company”).

1.                  At-Will Employment. Employment with CIT is at-will which means that either CIT or Employee may terminate the employment relationship at any time, for any or no reason, with or without cause or prior notice. Nothing in this Agreement alters Employee's status as an at-will Employee or creates a contract of employment for any specific period of time or with respect to any other term or condition of employment.

2.                  Nature of CIT’s Business. CIT provides commercial and consumer financing, lending, leasing, factoring, banking, and advisory services to a wide variety of industries and customers throughout the United States of America and elsewhere around the globe.

3.                  Access to Confidential Information. Employee understands and agrees that CIT’s business depends on the preservation of its (i) Confidential Information (as defined in Section 5(b) below); (ii) relationships with customers, clients and borrowers (which shall include any individual or entity who obtains or requests a financial product, program or service from CIT) (collectively "Client" or "Clients"); and (iii) personnel.  Employee acknowledges that Employee has been or will be employed by the Company as part of its senior executive team and has had or will have access to Confidential Information and a range of existing and prospective Client relationships and opportunities on a both a national and global level and will benefit from compensation and benefit opportunities provided by the Company.

4.                  Consideration. In consideration of: (i) Employee's employment with CIT on an at-will basis; (ii) a grant of Restricted Stock Units, having an initial grant value of two million seven hundred thousand dollars ($2,700,000); (iii) Employee's access to Confidential Information and existing and prospective Client relationships; (iv) compensation and employment benefits and opportunities offered by CIT; (v) specialized training provided by CIT; (vi) the mutual covenants and agreements contained herein; and/or (vii) other good and valuable consideration. Employee promises to abide by the obligations set forth in this Agreement.

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

5.                  Confidential Information.

(a)	Protection of Confidential Information. In the course of employment, Employee will be provided access to and/or develop valuable Confidential Information owned by CIT as well as Confidential Information owned by CIT’s Clients, licensors, vendors, suppliers, franchisors, referral sources, or other business partners or third parties (collectively “Third Party” or “Third Parties”). Employee agrees at all times during the term of employment and thereafter to hold in strict confidence Confidential Information owned by CIT and/or any Third Party. Employee further agrees not to access, copy, disclose, distribute, misappropriate, remove, store, transmit or use, directly or indirectly, in whole or in part, any Confidential Information owned by CIT or any Third Party except as (i) necessary in the ordinary course of the Employee's duties for CIT; (ii) required by applicable law; or (iii) authorized in writing by an employee who is an Executive Vice President or higher level employee of CIT. During and after employment with CIT, Employee will take all reasonable measures to protect Confidential Information owned by CIT or any Third Party from any unauthorized use or disclosure.

(b)	Definition of Confidential Information. Employee agrees that "Confidential Information" means both tangible and intangible information owned by CIT or a Third Party which is in print, audio, visual, digital, electronically-stored or any other form that (i) has been developed or acquired by CIT; (ii) constitutes a trade secret or is proprietary in nature; (iii) is not otherwise known publicly or to CIT’s competitors; and (iv) is kept confidential by CIT. Confidential Information includes, but is not limited to:

(i)	Board of Director presentations and materials; business, financial, advertising or marketing opportunities, proposals, presentations, plans, budgets, strategies or methods; financial information including forecasts/projections, budgets, data, financial statements and tax returns; financial management and accounting policies and procedures; risk, credit and pricing policies, procedures and terms; prices and rates; profit margins; secondary marketing and hedging models; loan, lease and other financial program applications and supporting documents and information; operations and procedure manuals, materials, policies and memoranda; software programs; source code; data models; production reports; security and proprietary technology; analyses; research and developments; know how; methodologies; designs;

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

inventions; innovations; processes; patents; and other business, financial or technical information, improvements, ideas and concepts, whether or not patentable or whether or not copyrightable;

(ii)	information regarding prospective, existing or former Clients or other Third Parties, including:

a.	the identities and contact information of the Third Parties and/or their key decision makers; Third Party financial and account information, credit worthiness, business plans, forecasts/projections, financial statements, tax returns, trade secrets/patents and potential transactions; CIT’s analysis of such Third Parties; the particular needs and/or preferences of Third Parties and CIT’s strategies for satisfying those needs and preferences; the existence and terms of any agreements, contracts or programs with Third Parties;

b.	the name, address, email address, telephone number, Social Security number, driver’s license number, employer, place of employment, mother’s maiden name, wage information, income, account number, loan number, account balance, and payment history, transaction or loss history, overdraft history, credit card numbers, debit or ATM card numbers, personal identification number, password, credit history and credit score, information obtained from a consumer or commercial credit reporting agency, information regarding transactions and experiences and creditworthiness, financial transaction data or other data which can be reasonably linked to such information; and

c.	any other information relating to Third Parties.

(iii)	information regarding former, existing or potential loans, leases or other financial products or programs, including revenues, costs and profitability;

(iv)	information regarding proprietary integrated distribution networks and technology platforms, including any customizations or improvements made to commercially available hardware or software products, and any networks and technology platforms developed for any franchise financing programs or other lending programs or finance and

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

lease products, including network architecture and software code;

(v)	information regarding employees, directors, officers, agents, independent contractors, consultants and/or other forms of contingent workers, including their skills and abilities, assignments, and performance (other than information involving wages, benefits, other terms and conditions of employment or protected concerted activity);

(vi)	information regarding, or used in, employee training;

(vii)	information regarding past, present or potential mergers, acquisitions, divestitures and other transactions, whether or not the transaction was completed;

(viii)	information regarding CIT stock or assets; and

(ix)	information marked “Confidential” or “Restricted.”

(c)	Questions regarding Confidential Information. The foregoing are only examples of CIT’s Confidential Information. If Employee is uncertain as to whether any particular information or material constitutes Confidential Information, Employee shall ask Employee’s manager or, if Employee is no longer employed by CIT, CIT’s General Counsel, prior to use or disclosure.

(d)	Continuing Obligations with respect to Confidential Information. Confidential information includes such information disclosed to Employee prior to the execution of this Agreement, and shall continue until a specific item of Confidential Information either becomes public knowledge or independently comes into the possession of Employee in a lawful manner unrelated to Employee’s employment with CIT. Employee agrees that Confidential Information does not cease to be confidential if disclosed to a Third Party or other person or entity through any confidentiality agreement or similar protection, as long as the information is not voluntarily made public by CIT. Further, at all times during employment, Employee shall promptly advise Employee’s Human Resources representative and CIT’s Law Department of any known or suspected unauthorized (intentional or unintentional) use or disclosure of CIT’s Confidential Information.

(e)	Former Employer Information. Employee agrees that Employee will not, during Employee’s employment with CIT, improperly use or disclose any proprietary information or trade secrets of any former

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

employer or other person or entity and that Employee will not bring onto the premises of CIT any unpublished or published documents containing confidential or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity.

(f)	National Labor Relations Act Exclusion. Nothing contained in this Agreement is intended to prohibit communications regarding wages, benefits, or other terms and conditions of employment, or that otherwise are legally protected under the National Labor Relations Act (if and only to the extent applicable), or under any applicable state or federal law.

6.                  Inventions and Other Developments. With regard to any and all inventions or developments that relate to the Company’s business, involve the use of CIT information or property, or that Employee develops or acquires within the scope of Employee’s employment by the Company (“Developments”):

(a)	All Developments and related records or information in any form shall become and remain the exclusive property of the Company and, to the extent Employee has any rights thereto, Employee hereby assigns all such rights, title, and interest to the Company. All copyrightable Developments shall be deemed "works made for hire" under the U.S. Copyright Act for CIT's benefit.

(b)	Upon request, Employee, whether during or after Employee’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary to: (a) vest the Company with full and exclusive right, title, and interest to the Developments, and (b) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, mask work, trademark registrations (including domain names), and copyrights covering the Developments.

(c)	If CIT is unable for any reason to secure Employee’s signature to apply for or to pursue an application for registration or other protection of any Developments and intellectual property rights assigned to CIT, then Employee hereby irrevocably designates and appoints CIT and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf to execute and file any such applications, to do all other lawfully permitted acts to further the prosecution and issuance of letters of patent, mask work, trademark registrations (including domain names) and copyrights and any acts necessary to obtain and enforce the full benefits, enjoyment, rights and title, with the same

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to CIT any and all claims, of any nature whatsoever, which Employee now has or may hereafter have for infringement of any patents, mask works, trademark registrations (including domain names) and copyrights resulting from any such application for letters of patent, mask work, trademark registrations (including domain names) and copyright registrations assigned hereunder to CIT.

7.                  Prior Inventions and Other Developments. Employee represents that there are no inventions or developments, whether or not patented, copyrighted or trademarked, which Employee conceived or created solely or jointly prior to employment with CIT and which Employee intends to exclude from this Agreement, except as appended hereto.

8.                  Exit Interview. Employee shall, if requested, participate in an exit interview, identify future business or employment plans, describe the nature of those plans, and reaffirm in writing Employee’s obligations set forth in this Agreement.

9.                  Notice of New Employment or Business. For one (1) year after employment with CIT, Employee shall (i) promptly notify CIT in writing of any new employment or business engagement, including the name and address of the entity and the nature of Employee’s new duties; (ii) promptly notify all recruiters, employment agencies, employment consultants, prospective employers and/or prospective business partners of Employee’s restrictions under this Agreement; and (iii) permit CIT to notify any person, with whom Employee enters into an employment or other business relationship, of Employee’s obligations under this Agreement.

10.              Non-Competition. During employment with CIT and for one (1) year thereafter, Employee shall not, without CIT's prior written consent, compete with CIT by engaging, in a competitive capacity, either directly or indirectly, in any Competing Business whether as an employee, employer, director, officer, owner, stockholder, partner, member, joint venturer, independent contractor, consultant, or other contingent worker. The geographic reach of this non-competition restriction shall be worldwide and Employee acknowledges and agrees that Employee’s work was both national and global in scope. For purposes of this Agreement,

(a)	“Competing Business” is any person or entity that competes with CIT in the sale, marketing, production, distribution, research or development of Competing Products in the same markets; and

(b)	“Competing Products” are any products or services in existence or under development that compete with any products or services of CIT about which Employee obtained Confidential Information or for which Employee provided advisory services or had sales, origination, marketing, production, distribution, research or development responsibilities in the last twenty-four (24) months of employment with CIT.

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

11.              Non-Solicitation of Customers and Clients. During employment with CIT and for one (1) year thereafter, Employee shall not, directly or indirectly: (i) solicit for any Competing Business any Client of CIT or any specifically identified prospective Client of CIT; or (ii) cause a Client or any specifically identified prospective Client of CIT to terminate or diminish its business with CIT. These restrictions shall apply only to Clients of CIT or specifically identified prospective Clients of CIT whom Employee solicited, with whom Employee maintained a business relationship for CIT, or about which Employee obtained Confidential Information on behalf of CIT, in Employee’s last twenty-four (24) months of employment with CIT.

12.              Non-Inducement of Employees. During employment with CIT and for one (1) year thereafter, Employee shall not, directly or indirectly: (i) solicit, recruit, induce or otherwise encourage CIT employees to end their employment with CIT; or (ii) hire or retain as an employee, independent consultant/contractor or other contingent worker any person who was employed with CIT within the preceding six (6) months.

13.              Minimum Restriction Necessary; Severability. The parties hereto intend to restrict the activities of Employee only to the extent necessary for the protection of the Company’s legitimate business interests. If a court of competent jurisdiction should determine that any of the geographic, durational or other provisions of this Agreement are unenforceable because of the scope of such provision, such court may, in its discretion, modify such provisions in a manner to render them enforceable to the fullest extent provided under applicable law, and such provisions, as modified, shall be fully enforceable as though set forth herein. Any such modification shall not affect the other provisions or clauses of this Agreement in any respect. The invalidity or unenforceability of any provision or clause of this Agreement shall not affect the continued validity or enforceability of any other provisions or clauses hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or clause were omitted.

14.              Extended Duration for Violations and During Lawsuit. Employee agrees that the duration of the non-competition, non-solicitation and non-inducement obligations set forth in Sections 10-12 of this Agreement (the "Restrictions") shall be extended by, and their expirations tolled during, the period of time in which Employee is in breach of those Restrictions. Employee further agrees that the duration of the Restrictions in this Agreement shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of the Agreement until the lawsuit is finally resolved and all rights of appeal have expired. Asserting any claims against CIT will not relieve Employee of the Restrictions or constitute a defense to enforcement of this Agreement, unless otherwise provided by law. The purpose of this section is to ensure that CIT receives the full one (1) year of protection from unfair competition upon which CIT has relied in entering into this Agreement and that Employee does not benefit from any breach or challenge.

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

15.              Notification to New Employer. Employee acknowledges and consents that if Employee leaves CIT’s employment and is employed by a new employer, CIT may notify any such new employer of Employee’s obligations under this Agreement, and that such notification will not be deemed a tortious interference with Employee’s new employment.

16.              Company’s Remedies. The parties agree that the services to be rendered by Employee are special and unique in nature, as well as national and global in scope and responsibility. Employee hereby acknowledges and agrees that: (i) any breach or violation of this Agreement would result in irreparable injury to the Company; and (ii) the enforcement of a remedy by way of injunction would not prevent Employee from earning a living. Employee further acknowledges and agrees that Employee’s breach of any of the Restrictions will not be adequately compensated by monetary damages alone and that, in the event of a breach, CIT shall be entitled to: (i) preliminary and permanent injunctive relief in addition to any other legal or equitable remedies available to CIT; (ii) an equitable accounting of all profits or benefits arising out of such violation or breach; and (iii) direct, incidental, and consequential damages to CIT arising from the violation or breach. These rights and remedies shall be cumulative and in addition to any and all other rights and remedies to which CIT may be entitled. If Employee is found to have breached this Agreement or CIT is successful in obtaining a court order prohibiting Employee from violating this Agreement, CIT will be entitled to collect from Employee its damages and reasonable attorneys’ fees incurred by CIT in seeking to enforce this Agreement.

17.              Non-Disparagement. During employment with CIT and for one (1) year thereafter, Employee shall not, directly or indirectly, disparage, publicly criticize or take any action that would damage the reputation of the Company or any of its officers, directors, employees, agents or representatives.

18.              Scope of Restrictions. Employee acknowledges and agrees that the Restrictions and other obligations placed on Employee in this Agreement are reasonable and necessary to protect and preserve CIT's legitimate business interests.

19.              Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

20.              General Terms. This Agreement shall not supersede, replace or diminish Employee’s common law obligations to CIT as Employee’s current or former employer. Employee's obligations under this Agreement shall survive separation of Employee's employment with CIT for any reason. This Agreement will inure to the benefit of CIT, its successors and assigns without Employee’s further approval or consent. However, Employee may not assign this Agreement or delegate any responsibilities thereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged. The waiver by CIT of a breach of any provision of this Agreement shall not

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

operate or be construed as a waiver of any subsequent breach. Except as expressly permitted herein, this Agreement may be amended or modified only by a written agreement executed by the Employee and a duly authorized representative of CIT or CIT’s successor. This Agreement supersedes all prior agreements, promises, and representations, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof. This Agreement shall be construed in accordance with the intent of the parties, as expressed herein, and not strictly for or against either party.

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Agreement

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN GIVEN A REASONABLE PERIOD OF TIME TO CONSIDER IT, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL TO THE EXTENT EMPLOYEE WISHES TO DO SO, AND IS SATISFIED THAT EMPLOYEE UNDERSTANDS IT COMPLETELY.

CIT GROUP INC.

By:
Name:
Title:

Dated:

ELLEN R. ALEMANY:

Print Name:
Dated:

Exhibit C

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

This Mutual Agreement to Arbitrate Claims (“Agreement”) is entered into between ELLEN R. ALEMANY (“Employee”) and CIT GROUP INC. (“CIT”) (“Employer”), including its parent entities, subsidiaries and affiliates within the CIT family of companies (and its or their successors and assigns) and its or their current or former officers, directors, employees, agents and representatives (collectively, the “Company”).

1. Agreement to Arbitrate. Employee is encouraged to raise any questions and concerns Employee may have with respect to the Company with Employee’s manager or Human Resources representative, senior management of Employee’s Business or Functional Unit, Employment Practices by calling (973) 740-5160, or the Law Department so that the Company has an opportunity to address Employee’s questions and concerns. Nevertheless, Employee and the Company recognize that differences may arise between them either during or following Employee’s employment with the Company, and that those differences may or may not be related to employment of Employee. Employee and the Company agree that such differences must be resolved through final and binding arbitration pursuant to this Agreement and that, by entering into this Agreement, they anticipate gaining the benefits of a speedy, impartial and conclusive dispute-resolution procedure. Employee and the Company further agree that the arbitration will be held under the auspices of the sponsoring organization, Judicial Arbitration & Mediation Services (“JAMS”) by one Arbitrator selected in accordance with the procedures set forth in Section 8, subsection (c) below. Any party may be represented by an attorney or other representative selected by the party.

2. Consideration. Employee and the Company agree that the mutual promises by each to arbitrate their respective differences, rather than litigate them before courts or other bodies, as well as Employee’s employment or continued employment by the Company, provide sufficient consideration for this Agreement.

3. Claims Covered by this Agreement.

(a)	Subject to Section 4 below, Employee and the Company mutually consent to the resolution by final and binding arbitration of all demands, controversies, complaints, causes of action, claims or liabilities of any kind (“Claims”), whether past, present or future, and whether or not arising out of Employee’s employment (or termination thereof), that the Company may have against Employee or Employee may have against any of the following: (i) the Employer; (ii) the Employer’s current or former parent entities, subsidiaries or affiliates within the CIT family of companies; (iii) the Employer’s current or former officers, directors, employees, agents or representatives in their capacity as such or otherwise; (iv) the Company; (v) the Company’s current or former parent entities, subsidiaries or affiliates within the CIT family of companies; (vi) the Company’s current or former officers, directors, employees, agents or representatives in their capacity as such or otherwise; (vii) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates or agents, and/or (viii) all successors and assigns of any of them.

(b)	The Claims covered by this Agreement include, but are not limited to, Claims for:

Exhibit C

(i)	wages or other compensation due;
(ii)	breach of any contract or covenant (whether express or implied);
(iii)	defamation, fraud, tortious interference or any other tort;
(iv)	wrongful termination;
(v)	discrimination or harassment (including, but not limited to, those Claims based on color, race, national origin, religion, sex, sexual orientation, age, marital status, physical or mental disability or handicap, or medical condition);
(vi)	bullying or abusive conduct;
(vii)	retaliation;
(viii)	benefits (except Claims under a pension, severance or other employee benefit plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); and
(ix)	violation of any federal, state, or other governmental law, statute, regulation, ordinance, policy or Constitution.

4. Claims Not Covered by this Agreement.

(a)	Nothing in this Agreement shall be construed as preventing Employee from filing a:
(i)	Claim for workers’ compensation or unemployment compensation benefits; or
(ii)	Claim or charge with the Equal Employment Opportunity Commission or similar state fair employment practices agency, or an administrative charge within the jurisdiction of the National Labor Relations Board, except that any such Claim or charge that is not, or cannot be, resolved administratively through such agency shall be subject to this Agreement.
(b)	This Agreement also does not cover Claims by Employee or the Company for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. Such resort to temporary equitable relief shall be pending and in aid of arbitration only and, in such cases, the trial on the merits of the action will occur in front of, and will be decided by, the Arbitrator, who will have the same ability to order legal or equitable remedies as would a court of general jurisdiction.

Exhibit C

(c)	Further, any Claim that cannot be arbitrated under applicable federal, state or local law cannot be arbitrated under this Agreement.

5. Individual Action. Neither the Arbitrator, nor a court, may consolidate in arbitration the Claims of any applicant, employee or former employee of the Company with Employee’s Claim(s) or the Claims of any other company with the Company’s Claim(s). In addition, Employee’s Claims against the Company may only be brought in Employee’s individual capacity and may not be brought in any purported class, collective or representative proceeding. Likewise, the Company’s Claims may only be brought against Employee in the capacity of the Company and may not be brought in any purported class, collective or representative proceeding. This means that the Arbitrator may not hear any Claims that Employee may have against the Company as a class action or a collective action. The arbitrated Claims will be comprised solely of Employee’s Claims against the Company and/or any Claims the Company may have against Employee, and will not include the Claims of any other person or company.

6. Notice of Claims and Time Limits for Commencing Arbitration.

(a)	The aggrieved party must give written notice of any Claim to JAMS and to the other party no later than the expiration of the statute of limitations (deadline for filing) that the law prescribes for the Claim. Otherwise, the Claim shall be void and deemed waived. The aggrieved party is encouraged to give written notice of any Claim as soon as possible after the event or events in dispute so that arbitration of any differences may take place promptly.
(b)	The written notice shall identify and describe the nature of all Claims asserted, the facts upon which such Claims are based and the relief or remedy sought. The notice shall be sent to the other party by certified or registered mail, return receipt requested.
(c)	Written notice to the Employee will be sent to the last address recorded in Employee’s personnel file. Written notice to the Company, its current or former officers, directors, employees, agents or representatives, shall be sent to the Company’s General Counsel at the Company’s then-current address.

7. Place of Arbitration. The arbitration shall take place in the state in which Employee was last employed by the Company. Neither Employee, nor the Company, will participate in an arbitration that purports to determine the parties’ respective rights if the arbitration is held outside of that state, absent an express, written agreement signed by both Employee and the General Counsel of the Company (or the General Counsel’s designee).

8. Arbitration Procedure.

(a)	Except as provided in this Agreement, the arbitration shall be conducted in

Exhibit C

accordance with JAMS’ then-current employment arbitration rules/procedures. The JAMS rules may be found at this web site: http://www.jamsadr.com/rules-employment-arbitration/. Please check this box if Employee wants the Company to provide a copy.

(b)	The Arbitrator shall be an attorney with extensive experience in employment law or such other area(s) of substantive law indicated by the Claims and licensed to practice law in the state in which the arbitration is convened.
(c)	The Arbitrator shall be selected as follows. JAMS shall give each party a list of eleven (11) arbitrators drawn from its panel of employment dispute arbitrators. Each party shall have ten (10) calendar days from the postmark date on the list to strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the Claim shall strike first. If no common name exists on the lists of all parties, JAMS shall furnish an additional list of eleven (11) arbitrators from which the parties shall strike alternately, with the party initiating the Claim striking first, until only one name remains. That person shall be designated as the Arbitrator. If any party declines to participate in the Arbitrator-selection process, that party shall be deemed to have agreed to any of the arbitrators listed.
(d)	Each party has the right to make requests for production of documents to any party and to subpoena documents relevant to the case from third parties. Each party also has the right to take depositions of one fact witness and any expert witness designated by another party. Requests for additional discovery or depositions may be made to the Arbitrator. The Arbitrator may grant an order for additional discovery and/or depositions if the Arbitrator finds that the party requires it to adequately arbitrate a Claim, taking into account the parties’ mutual desire to have a speedy, cost-effective dispute-resolution mechanism.
(e)	Each party has the right to subpoena documents and witnesses for the arbitration hearing.
(f)	At least 30 days before the commencement of the arbitration hearing, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration.
(g)	The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems advisable. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Exhibit C

(h)	Either party, at its expense, may arrange and pay for the cost of a court reporter or videographer to provide a stenographic or video record of proceedings.
(i)	Should any party refuse or neglect to appear for, or participate in, the arbitration hearing, the Arbitrator has the authority to decide the dispute based upon whatever evidence is presented.
(j)	Either party, upon request at the close of hearing, shall be permitted to file a post-hearing brief. The time for filing such a brief will be set by the Arbitrator.
(k)	The Arbitrator shall render a written award and opinion in the form typically rendered in employment arbitrations no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later. The opinion shall include the factual and legal basis for the award.

9. Arbitration Fees and Costs. The Company is responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if Employee is the party initiating the Claim, Employee will contribute an amount equal to the filing fee for initiating a Claim in the court of general jurisdiction in the state in which Employee is (or was last) employed by the Company. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a statutory Claim which affords the prevailing party attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the Arbitrator may award reasonable attorneys’ fees and/or litigation costs to the prevailing party, applying the same standards a court would apply under the law applicable to the Claim(s).

10. Reconsideration and Review. Either party has the right, within twenty (20) days of issuance of the Arbitrator’s opinion, to file with the Arbitrator (and the Arbitrator shall have jurisdiction to consider and rule upon) a motion to reconsider (accompanied by a supporting brief), and the other party shall have twenty (20) days from the date of the motion to respond. The Arbitrator thereupon shall reconsider the issues raised by the motion and promptly either confirm or change the decision.

11. Appeal. Either party may file an appeal of the arbitration award in accordance with the JAMS Optional Arbitration Appeal Procedure (the “Appeal Procedure”). Any such appeal shall be conducted by a three person appeal panel in accordance with the Appeal Procedure. The appeal panel will apply the same standard of review as the applicable (based on the location in which the Claim arose) Circuit Court of Appeal would on an appeal from a federal district court raising the same legal and/or factual issues. The appeal panel will issue a written explanation of its decision. Unless otherwise agreed by the parties and the appeal panel, the appeal shall be conducted at the place of the original arbitration.

12. Governing Procedure/Law.

(a)	Except as provided in this Agreement, the Federal Arbitration Act shall

Exhibit C

govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular Claim or Claims, state law pertaining to agreements to arbitrate shall apply.

(b)	The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the Claim arose, or federal law, or both, as applicable to the Claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply.

13. Enforcement of this Agreement. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award.

14. Small Claims Court. Either Employee or the Company may elect to pursue a Claim in small claims court, rather than arbitration, where the amount in dispute falls within the then-current jurisdictional limit of the small claims court. Such an action shall take place in the state in which Employee is (or was last) employed by the Company. Neither Employee, nor the Company, may participate in a small claims court action that purports to determine their respective rights if the action is held outside of that state, absent an express, written agreement by both Employee and the General Counsel of the Company (or the General Counsel’s designee).

15. Authority to Resolve Disputes Regarding This Agreement. Except as set forth in Section 14 above, the Arbitrator, and not a court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including any contention that all or any part of this Agreement is void or voidable.

16. Interstate Commerce. The Company and Employee understand and agree that the Company is engaged in transactions involving interstate commerce.

17. Requirements for Revocation. This Agreement to arbitrate shall survive the termination of Employee’s employment and the expiration of any benefit plan. It can only be revoked by a writing that specifically states an intent to revoke this Agreement and is signed by Employee as well as the Company’s General Counsel (or the General Counsel’s designee).

18. Sole and Entire Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension, severance or other employee benefit plan, which shall remain in effect). This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

19. Construction and Severability. If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the

Exhibit C

validity of the remainder of the Agreement. All other provisions shall remain in full force and effect based on the parties’ mutual intent to create a binding agreement to arbitrate their disputes.

20. Voluntary Agreement.

(a)	EMPLOYEE AND THE COMPANY BOTH ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT, THAT THEY UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN EMPLOYEE AND THE COMPANY RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT, AND THAT THEY HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OR EMPLOYEE OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.
(b)	EMPLOYEE AND THE COMPANY UNDERSTAND THAT, BY SIGNING THIS AGREEMENT, EACH ARE GIVING UP THEIR RIGHT TO A JURY TRIAL.
(c)	EMPLOYEE AND THE COMPANY FURTHER ACKNOWLEDGE THAT EACH HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH PRIVATE LEGAL COUNSEL AND HAS AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THAT THEY WISH TO DO SO.

ELLEN R. ALEMANY:	CIT GROUP INC.:

By:

Print Name of Employee	Title of Representative

Date	Date